Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, D.C. 20005 www.dft.com
NEWS

FOR IMMEDIATE RELEASE

DUPONT FABROS TECHNOLOGY, INC.
NAMES JAMES W. ARMSTRONG CHIEF ACCOUNTING OFFICER

WASHINGTON, DC - August 21, 2014 - DuPont Fabros Technology, Inc. (NYSE: DFT), today announced that James W. Armstrong has been promoted to Chief Accounting Officer. Armstrong joined DuPont Fabros Technology at the time of its initial public offering in 2007 as the Director of Financial Reporting. In this role, Armstrong was instrumental in preparing DFT for compliance with Securities and Exchange reporting requirements as well as meeting the financial reporting control requirements of Section 404 of the Sarbanes Oxley Act of 2002. In December 2013, Jim was promoted to Vice President, Corporate Controller.
Jeffrey H. Foster, Chief Financial Officer, said “Jim has done a tremendous job over the past seven years at DFT and I am pleased to have him assume the Chief Accounting Officer position. In addition to helping DFT prepare to be a public company, Jim has since led the corporate consolidation and SEC reporting processes and oversees DFT’s corporate budgeting and forecasting efforts. This is a well-deserved promotion and I look forward to continuing to work with Jim in the coming years.”
Prior to joining DFT, Armstrong held a variety of positions at the Mills Corporation, with the last position being Vice President of Property Accounting. He began his career at Arthur Andersen LLP and is a certified public accountant in the state of Maryland. Armstrong graduated Summa Cum Laude with a Bachelor’s of Science in Accounting from Salisbury University.
About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenanted wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services.  The Company's 11 data centers are located in four major U.S. markets, which total 2.75 million gross square feet and 240 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, DC.  For more information, please visit www.dft.com

For Additional Information:
Jeffrey H. Foster        Christopher Warnke
Chief Financial Officer    Manager, Investor Relations
+1 (202) 478-2333        +1 (202) 478-2330
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